Exhibit 99.1
YAHOO!’S BOARD OF DIRECTORS RESPONDS TO LATEST MICROSOFT LETTER
Sunnyvale, Calif., April 7, 2008 — The Board of Directors of Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today sent the following letter to Steve Ballmer, Chief Executive Officer of Microsoft Corporation.
Dear Steve:
Our Board has reviewed your most recent letter with regard to the unsolicited proposal you made to acquire Yahoo! on January 31, 2008.
Our Board carefully considered your unsolicited proposal, unanimously concluded that it was not in the best interests of Yahoo! and our stockholders, and rejected it publicly on February 11, 2008. Our Board cited Yahoo!’s global brand, large worldwide audience, significant recent investments in advertising platforms and future growth prospects, free cash flow and earnings potential, as well as its substantial unconsolidated investments, as factors in its decision.
At the same time, we have continued to make clear that we are not opposed to a transaction with Microsoft if it is in the best interests of our stockholders. Our position is simply that any transaction must be at a value that fully reflects the value of Yahoo!, including any strategic benefits to Microsoft, and on terms that provide certainty to our stockholders.
Since disclosing our Board’s position with respect to your proposal, we have presented our three-year financial and strategic plan to our stockholders, which supports our Board’s determination that your unsolicited proposal substantially undervalues Yahoo!. Those meetings with our stockholders have also provided us an opportunity to hear their views.
We have continued to launch new products and to take actions which leverage our scale, technology, people and platforms as we execute on the strategy we publicly articulated. Today, in fact, we are announcing AMP! from Yahoo!, a new advertising management platform designed to dramatically simplify the process of buying and selling ads online.
Finally, our Board has been actively and expeditiously exploring our strategic alternatives to maximize stockholder value, a process which is ongoing. All of these actions have been driven by our overarching commitment to maximize stockholder value.
Our Board’s view of your proposal has not changed. We continue to believe that your proposal is not in the best interests of Yahoo! and our stockholders. Contrary to statements in your letter, stockholders representing a significant portion of our outstanding shares have indicated to us that your proposal substantially undervalues Yahoo!. Furthermore, as a result of the decrease in your own stock price, the value of your proposal today is significantly lower than it was when you made your initial proposal.
In contrast to your assertions about the effect of general economic conditions on our business, Yahoo!’s business forecasts are consistent with what we outlined in our last earnings call. As you know, we recently reaffirmed our Q1 and full year guidance, which is a testament to our ability to perform in line with our expectations despite the current economic environment. In addition, our three-year financial and strategic plan which we have made public demonstrates significant potential upside not previously communicated to the financial markets. This plan has received positive feedback from our stockholders, further strengthening the view that Yahoo! is worth well more as a standalone company than the value offered in your proposal, and would be even more valuable to Microsoft. Your own statements have made clear the strategic importance of Yahoo!’s substantial assets and capabilities to Microsoft.
We regret to say that your letter mischaracterizes the nature of our discussions with you. We have had constructive conversations together regarding a variety of topics, including integration and regulatory issues. Your comment that we have refused to enter into negotiations to conclude an agreement are particularly curious given we have already rejected your initial proposal, nominally $31 per share at the time, for substantially undervaluing Yahoo! and your suggestions in your letter and the media that you are considering lowering the value of your proposal. Moreover, Steve, you personally attended two of these meetings and could have advanced discussions in any way you saw fit.
As to antitrust, we have discussed with you our concerns. Any transaction between us would result in a thorough regulatory review in multiple jurisdictions. As a follow up to a recent meeting among our respective legal advisors we had on this topic, and at your request, we provided to you on March 28 a list of additional information we would need to further our understanding of the regulatory issues associated with any transaction. To date, you have still not provided any of the requested information.
We consider your threat to commence an unsolicited offer and proxy contest to displace our independent Board members to be counterproductive and inconsistent with your stated objective of a friendly transaction. We are confident that our stockholders understand that our independent Board is best positioned to objectively and knowledgeably evaluate our Company’s alternatives and to maximize value.
In conclusion, please allow us to restate our position, so there can be no confusion. We are open to all alternatives that maximize stockholder value. To be clear, this includes a transaction with Microsoft if it represents a price that fully recognizes the value of Yahoo! on a standalone basis and to Microsoft, is superior to our other alternatives, and provides certainty of value and certainty of closing. Lastly, we are steadfast in our commitment to choosing a path that maximizes stockholder value and we will not allow you or anyone else to acquire the company for anything less than its full value.

Very truly yours,

Roy Bostock	Jerry Yang

Chairman of the Board	Chief Executive Officer

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s projected financial performance as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from the results projected. The potential risks and uncertainties include, among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for the Company’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to the Company’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; the Company’s ability to protect its intellectual property and the value of its brands; dependence on senior management and other key personnel; dependence on third parties for technology, services, content and distribution; general economic conditions and changes in economic conditions; and risks and uncertainties arising in connection with Microsoft’s unsolicited proposal to acquire the Company, including the loss of key employees who pursue other employment opportunities due to concerns as to their employment security, increased difficulty for the Company in executing its strategic plan and pursuing other strategic opportunities, and the possibility of significant costs of defense, indemnification and liability resulting from stockholder litigation. More information about potential factors that could affect the Company’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is on file with the Securities and Exchange Commission (SEC) and available at the SEC’s website at www.sec.gov. All information in this press release is as of April 7, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this press release.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com.
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Media Contacts:
Tracy Schmaler	Diana Wong
Yahoo! Inc.	Yahoo! Inc.
(202) 777-1053	(408) 349-4391
schmaler@yahoo-inc.com	dianaw@yahoo-inc.com

Adam Miller	Investor Contact:
The Abernathy MacGregor Group for Yahoo! Inc.	Marta Nichols
(212) 371-5999	Yahoo! Inc.
alm@abmac.com	(408) 349-3527
mnichols@yahoo-inc.com